CERTAIN INFORMATION, IDENTIFIED BY AND REPLACED WITH A MARK OF “[ ],” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Exhibit 10.8

<<Full Name>>

[_____] [___], [_____]

Apollo Supplemental Partner Program Award Letter for Realization Years [_____] and [_____]
Dear [Full Name]:
We are pleased to welcome you to the Apollo Supplemental Partner Program (the “Plan”). The Plan has been established by Apollo Global Management, Inc. (“AGM”) and its subsidiaries (collectively, the “Company”) and is designed for a select group of our partners who are playing critical roles leading our growth strategy across the Company.
In respect of your valued services and to more closely align your total compensation (or share of profits for LLP members) with the incentive income realized by Apollo Asset Management, Inc. and its Affiliates, you have been selected to participate in the Plan, subject to the terms and conditions set forth in the Plan and this Award Letter. Capitalized terms used but not defined in this Award Letter appear in bold when first used and have the meanings provided in the Plan document.
Participant Percentage
You have been awarded <<SPP %>> percent of the Gross Realized Performance Fees for each of Realization Years [_____] and [_____], referred to as your “Participant Percentage,” subject to the terms and conditions set forth in this Award Letter and the Plan. Your Participant Percentage for each of Realization Years [_____] and [_____] was derived from a pre-set target average annual award value of $<<[_____] Target Value>>, based on current projections of Gross Realized Performance Fees for such years. Given that the Company’s incentive income realizations may vary considerably from year to year, your Participant Percentage may yield an amount that is meaningfully higher or lower for each such year and in the aggregate across both years. The actual dollar value attributable to your Participant Percentage for each such year shall be referred to as your “Supplemental Amount.”
Below is an illustrative example of the calculation of the Supplemental Amount:

	[_____] Realization Year	[_____] Realization Year	Total
Gross Realized Performance Fees Projections
Participant Percentage
Supplemental Amount

Doc#: US1:15490347v15

Award Letter

Supplemental Amount Determination and Vesting for Realization Year [_____]
In the first calendar quarter of [_____], your Supplemental Amount for Realization Year [_____] will be determined and separately communicated to you. In addition, at such time, you will be given the opportunity to have the Company invest such Supplemental Amount in one or more evergreen investment funds selected by the Administrator. If you elect this investment opportunity, the aggregate increase or decrease in value shall be calculated as if invested from [_____], [_____] through [_____], [_____], and the resulting ending value payable to you for Realization Year [_____] shall be referred to as your “Supplemental Investment Value.” For the avoidance of doubt, you will not have an actual interest in any of the underlying evergreen funds into which the Supplemental Amount may be invested, rather, it will be a notional reference.
Your award in respect of Realization Year [_____] shall cliff vest on [_____], [_____], provided that you have not given or received notice of your termination of employment or service with the Company on or before such vesting date.
If your employment or service with the Company terminates (or you give or receive notice of your termination) on or prior to [_____], [_____], all amounts described herein in respect of Realization Year [_____] and any subsequent year shall be automatically forfeited without consideration. If your employment or service with the Company terminates (or you give or receive notice of your termination) for any reason other than for Cause (as defined in the AGM 2019 Omnibus Equity Incentive Plan) after [_____], [_____], but prior to payment in respect of Realization Year [_____], you will remain eligible to receive payment for such year, subject to your execution and non-revocation of a general release of claims in favor of the Company within sixty (60) days following your termination of employment or service and your continued compliance with the restrictive covenants to which you are subject, whether pursuant to your Covenant Agreement and Mutual Arbitration Agreement (“ECAA”), to the extent applicable, or such other written agreement between you and the Company or any of its Affiliates, as in effect from time to time.
Supplemental Amount Determination and Vesting for Realization Year [_____]
The determination of the Supplemental Amount and communications regarding investment elections shall follow the timetable described above one year later with respect to Realization Year [_____]. For the avoidance of doubt, the amount payable to you in respect of Realization Year [_____] shall cliff vest on [_____], provided that you have not given or received notice of your termination of employment or service with the Company on or before such vesting date.
Payments of Vested Amounts
Payment of the Supplemental Amount or Supplemental Investment Value, as applicable in accordance with your investment election(s), in respect of Realization Years [_____] and [_____], shall be made to you in a lump sum in the first calendar quarter following the respective [_____] vesting date (but not later than March 15th), subject to such deductions and withholdings as may be required under applicable law. Any payments owed hereunder shall be made via payroll of your employing entity, or for LLP members, as distributions of profit by Apollo Management International LLP.

Award Letter

This Award Letter is subject to the Plan in its entirety and contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes all prior writings or understandings with respect thereto. The terms of this Award Letter are personal and confidential and its existence and amount must not be disclosed by you to anyone other than your immediate family or financial or other tax advisors (except as previously disclosed in any securities filing of the Company or any of its Affiliates).

This Award Letter may be executed in any number of counterparts, including via electronic means or PDF. Please sign and return this Award Letter to the Company by [_____] [●], [_____].

Thank you for being part of our team and for your continued contributions to the Company’s success.

Sincerely,

______________
Matthew Breitfelder, Vice President
Partner, Global Head of Human Capital

Read, Accepted and Agreed to:

________________________________
[Full Name]

Dated:
[Signature Page to Realization Year [_____], [_____] Award Letter]